UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   April 25, 2005

CNS, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State Or Other Jurisdiction Of Incorporation)

0-16612	41-1580270

(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Smetana Lane Eden Prairie, MN	55344

(Address Of Principal Executive Offices)	(Zip Code)

(952) 229-1500

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 9 are not applicable and therefore omitted.

Item 1.01   Entry Into A Material Definitive Agreement.

Executive Officer Compensation

        On April 25, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of CNS, Inc. (the “Company”) approved the salaries for fiscal year 2006 for the Company’s Chief Executive Officer, Marti Morfitt, and each of the other four most highly compensated executive officers of the Company for fiscal year 2005 (the “Executive Officers”). The Committee also approved bonus amounts for the Executive Officers under the Company’s 2005 Incentive Plan.

        For fiscal year 2005, the Executive Officers were eligible for cash bonuses based upon the Company’s achievement of (a) operating income goals and (b) net sales goals and achievement of certain strategic objectives, with performance in these areas weighted 70% and 30%, respectively. The Company’s achievement against the minimum, target and maximum levels for each of net sales and operating income determines the level of bonus. Depending upon the extent to which the Company’s performance exceeds the established measures of the 2005 Incentive Plan, the Executive Officers (other than the Chief Executive Officer) were eligible for bonuses ranging from 0% to 60% of their base salaries. Under the 2005 Incentive Plan, the Chief Executive Officer of the Company was eligible for a cash bonus ranging from 0% to 100% of her base salary.

        For fiscal year 2005, the Company’s performance exceeded the target level with respect to net sales and exceeded the maximum level with respect to operating income. After adjusting for the weighting among the incentive plan goals, the Company’s achievement against the goals established for the 2005 Incentive Plan resulted in bonuses to the Executive Officers (other than the Chief Executive Officer) of 54.78% their base salaries. Under the 2005 Incentive Plan, Marti Morfitt, the Chief Executive Officer of the Company, was awarded a cash bonus of 91.31% of her base salary.

        The following table summarizes the salaries for fiscal year 2006 of the Executive Officers and bonus amounts awarded to the Executive Officers under the 2005 Incentive Plan:

Executive Officer and Title	2006 Annual Base Salary	2005 Incentive Plan Bonus
Marti Morfitt,	$460,000	$401,742
Chief Executive Officer

Samuel Reinkensmeyer,	200,100	105,909
Chief Financial Officer

John Keppeler,	225,000	119,942
Vice President of Worldwide Sales

Larry Muma,	218,160	114,918
Vice President of Operations

Linda Kollofski,	200,000	104,088
Vice President, Domestic Marketing

        In addition, the Committee granted a discretionary bonus to Mr. Muma in the amount of $8,500 in recognition of his achievement during the 2005 fiscal year. Every employee through the vice president level is eligible for an award under the discretionary plan.

2006 Incentive Plan

        On April 25, 2005, the Committee established goals for fiscal year 2006 for the Company’s cash incentive compensation program for executive officers. Executive officers are eligible for cash bonuses based upon the Company’s achievement of objectives in three areas: (a) operating income; (b) net sales and (c) strategic goals, with performance weighted 60%, 30% and 10%, respectively. The Company’s achievement against the minimum, target and maximum levels for each area will determine the level of bonus. Depending upon the extent to which the Company’s performance exceeds the established measures, executive officers (other than the Chairman and Chief Executive Officer) are eligible for cash bonus awards ranging from 0% to 60% of their base salaries. Under the 2006 Incentive Plan, the Chief Executive Officer of the Company is eligible for a cash bonus award ranging from 0% to 100% of her base salary. In addition, as with the 2005 Incentive Plan, the Chairman is not eligible for a cash bonus award under the 2006 Incentive Plan.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNS, INC.

By: /s/ Marti Morfitt
Marti Morfitt
President and Chief Executive Officer

Date:   April 29, 2005